EXHIBIT 10.c

MASCO CORPORATION

TERMS AND CONDITIONS OF

RESTRICTED STOCK AWARDS FOR NON-EMPLOYEE

DIRECTORS UNDER THE

MASCO CORPORATION 2014 LONG TERM STOCK INCENTIVE PLAN

These Terms and Conditions apply to an award to you of restricted stock (the “Grant”) by the Board of Directors (the “Board”) of Masco Corporation. The grant date, number of shares and vesting dates (“Grant Information”) are set forth under “Restricted Awards Detail & History” located under the “Grants & Awards” tab, and are incorporated herein by reference. By pressing “Acknowledge Grant” and “I agree” you agree to accept the Grant, and you voluntarily agree to these Terms and Conditions of the 2014 Long Term Stock Incentive Plan (the “Plan”), and acknowledge that:

•	You have read and understand these Terms and Conditions, and are familiar with the provisions of the Plan.

•	You have received or have access to all of the documents referred to in these Terms and Conditions.

•	All of your rights to the Grant are embodied in these Terms and Conditions and in the Plan, and there are no other commitments or understandings currently outstanding with respect to any other grants of options, restricted stock, phantom stock or stock appreciation rights, except as may be evidenced by agreements duly executed by you and the Company.

You and the Company agree that all of the terms and conditions of the Grant (including the Grant Information) are set forth in these Terms and Conditions and in the Plan. These Terms and Conditions together with the Grant Information constitute your restricted stock award agreement (the “Agreement”). Please read these documents and the related prospectus carefully. Copies of the Plan and the prospectus as well as the Company’s latest annual report to stockholders and proxy statement are available in the “Documents” section of www.computershare.com/employee/us.

Certificates for the shares of stock evidencing the Restricted Shares (as defined in the Plan) will not be issued but the shares will be registered in your name in book entry form promptly after your acceptance of this award. You will be entitled to vote and receive any cash dividends (net of required tax withholding) on the Restricted Shares, but you will not be able to obtain a stock certificate or sell, encumber or otherwise transfer the shares except in accordance with the Plan.

Provided since the date of the Grant you have continuously served as an Eligible Director, as hereinafter defined, the restrictions on the shares will lapse in installments until all shares are free of restrictions in each case based on the initial number of shares. An Eligible Director is any Director of the Company who is not an employee of the Company and who receives a fee for services as a Director. If your term as an Eligible Director should be terminated by reason of your death or permanent and total disability, or if following retirement from your term as an Eligible Director you thereafter die, the restrictions on all Restricted Stock will lapse and your rights to the shares will become vested on the date of such termination or death. If your term as an Eligible Director terminates by reason of retirement on or after normal retirement age as specified in the Company’s Corporate Governance Guidelines, the restrictions contained in the Grant shall continue to lapse in the same manner as though your term had not terminated. If your term as an Eligible Director is terminated for any reason other than death or permanent and total disability or retirement on or after normal retirement age as specified in the Company’s Corporate Governance Guidelines, while restrictions remain in effect, the Restricted Stock that has not vested shall be automatically forfeited and transferred back to the Company; provided, however, that a pro rata portion of the Restricted Stock which would have vested on May 15 of the year following the year of such termination shall vest on the date of termination, based upon the portion of the year between annual vesting dates during which you served as an Eligible Director of the Company.

You agree not to engage in certain activities.

Notwithstanding the foregoing, if at any time you engage in an activity following your termination of service which in the sole judgment of the Board is detrimental to the interests of the Company, a subsidiary or affiliated company, all Restricted Shares for which restrictions have not lapsed will be forfeited to the Company. You acknowledge that such activity includes, but is not limited to, “Business Activities” (as defined below).

In addition you agree, in consideration for the Grant, and regardless of whether restrictions on shares subject to the Grant have lapsed, while you are a Director of the Company and for a period of one year following any termination of your term as a Director of the Company, other than a termination following a Change in Control (as defined in the Plan), not to engage in, and not to become associated in a “Prohibited Capacity” (as hereinafter defined) with any other entity engaged in, any Business Activities and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities. “Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product or providing of services competitive with the products or services of the Company or any subsidiary at any time while the Grant is outstanding, to the extent such competitive products or services are distributed or provided either (1) in the same geographic area as are such products or services of the Company or any of its subsidiaries, or (2) to any of the same customers as such products or services of the Company or any of its subsidiaries are distributed or provided. “Prohibited Capacity” shall mean being associated with an entity as a director, employee, consultant, investor or another capacity where (1) confidential business information of the Company or any of its subsidiaries could be used in fulfilling any of your duties or responsibilities with such other entity, or (2) an investment by you in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.

Should you breach any of the restrictions contained in the preceding paragraph, by accepting this Grant you agree, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company (1) the amount of income realized for income tax purposes from this Grant, net of all federal, state and other taxes payable on the amount of such income, but only to the extent such income is realized from restrictions lapsing on shares on or after your termination of your term as a Director of the Company or within the two year period prior to the date of such termination, plus (2) all costs and expenses of the Company in any effort to enforce its rights under this or the preceding paragraph. The Company shall have the right to set off or withhold any amount owed to you by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by you hereunder.

You agree to the application of the Company’s Dispute Resolution Policy.

Section 3 of the Plan provides, in part, that the Committee appointed by the Board to administer the Plan shall have the authority to interpret the Plan and Grant agreements, and decide all questions and settle all controversies and disputes relating thereto. It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons. In addition, you and the Company agree that if for any reason a claim is asserted against the Company or any of its subsidiaries or affiliated companies or any officer, employee or agent of the foregoing (other than a claim involving non-competition restrictions or the Company’s, a subsidiary’s or an affiliated company’s trade secrets, confidential information or intellectual property rights) which (1) is within the scope of the Company’s Dispute Resolution Policy (the terms of which are incorporated herein, as it shall be amended from time to time); (2) subverts the provisions of Section 3 of the Plan; or (3) involves any of the provisions of the Agreement or the Plan or the provisions of any other restricted stock awards or option or other agreements relating to Company Common Stock or the claims of yourself or any persons to the benefits thereof, in order to provide a more speedy and economical resolution, the Dispute Resolution Policy shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, except as otherwise agreed in writing by you and the Company. It is our mutual intention that any arbitration award entered under the Dispute Resolution Policy will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the Dispute Resolution Policy, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place at the offices of the American Arbitration Association located in the metropolitan Detroit area or such other location in the metropolitan Detroit area as the parties might agree. The provisions of this paragraph: (a) shall survive the termination or expiration of this Agreement, (b) shall be binding upon the Company’s and your respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon the Agreement, (c) shall supersede the provisions of any prior agreement between you and the Company with respect to any of the Company’s option, restricted stock or other stock-based incentive plans to the extent the provisions of such other agreement requires arbitration between you and the Company, and (d) may not be modified without the consent of the Company. Subject to the exception set forth above, you and the Company acknowledge that neither of us nor any other person asserting a claim described above has the right to resort to any federal, state or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

You agree to comply with applicable tax requirements and to provide information as requested.

You agree to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes. You also agree to promptly provide such information with respect to shares acquired pursuant to the Grant, as may be requested by the Company or any of its subsidiaries or affiliated companies.

This Agreement shall be governed by and interpreted in accordance with Michigan law.

The headings set forth herein are for information purposes only and are not a substantive part of these Terms and Conditions.

These Terms and Conditions are effective for grants made on or after May 6, 2014.

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